Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Dividend Capital Total Realty Trust Inc.:

We consent to the use of our reports dated March 20, 2012, with respect to the consolidated balance sheets of Dividend Capital Total Realty Trust Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2011 and the related financial statement schedule, Schedule III – Real Estate and Accumulated Depreciation, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado

April 23, 2012